AMERICAN SHARED HOSPITAL SERVICES
ORDERS FOUR LEKSELL GAMMA KNIFE® PERFEXION™ SYSTEMS
FOR CLINICAL PARTNER SITE UPGRADES
San Francisco, CA, November 6, 2006 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, announced today that it has ordered four Leksell Gamma Knife® Perfexion™ systems from Elekta AB (Stockholm Stock Exchange:EKTAb) for planned upgrades of AMS clinical partner sites in the United States.
“Our decision to purchase these advanced new systems is the latest example of AMS’ commitment to offering our clinical partners today’s most advanced radiosurgery and radiation therapy technology solutions to improve patient outcomes,” said Ernest A. Bates, M.D., Chairman and Chief Executive Officer of AMS. “Leksell Gamma Knife Perfexion expands the Gamma Knife product line with a completely new system that takes stereotactic radiosurgery to the next level, and provides a platform for further refinement and expansion of radiosurgery procedures in the brain, skull, cervical spine and head & neck regions.” Dr. Bates said that delivery of these new systems is expected to begin in the spring of 2007.
Tomas Puusepp, President and Chief Executive Officer of Elekta, said, “We are pleased to further develop our collaboration with AMS by delivering these four units to AMS customers, who will be among the very first in the world to have Leksell Gamma Knife Perfexion installed. Initial reports suggest that Leksell Gamma Knife Perfexion will support increased patient volumes while at the same time improving efficiency and saving physician time.”
Mr. Puusepp noted that the first patients were successfully treated with Leksell Gamma Knife Perfexion in July at Hôspital la Timone (Timone University Hospital) in Marseille, France. In a report on the first 30 patients presented at the Congress of Neurological Surgeons (CNS) annual meeting in Chicago this past October, the team in Marseille said, “In this preliminary experience Leksell Gamma Knife Perfexion is turning out to represent a great improvement other radiosurgical technologies and even over earlier Gamma Knife systems. Our overall feeling is that this new generation platform for radiosurgery is a real quantum leap for radiosurgery technology and appears to makes radiosurgery even easier, faster and safer than before.”
About Leksell Gamma Knife® Perfexion™
Leksell Gamma Knife Perfexion maintains full clinical compatibility with the classic Leksell Gamma Knife and is supported by efficacy and outcome data from 400,000 treated patients worldwide and thousands of peer-reviewed scientific articles, making it a proven choice for radiosurgery of the brain. According to Elekta, Leksell Gamma Knife Perfexion reduces unwanted body dose to the patient by up to 100 times compared with competing technologies, which is particularly important for treatment of children and women of childbearing age, and allows for a dramatically increased treatable volume, which is estimated to increase the number of patients that can benefit from Gamma Knife surgery by up to 40 percent. Elekta estimates that the fully automated and efficient single push-button approach can save 3-5 working weeks of physician time per year at an average Gamma Knife center.

About Elekta
Elekta is an international medical-technology group providing meaningful clinical solutions, comprehensive information systems and services for improved cancer care and management of brain disorders. All of Elekta’s solutions employ non-invasive or minimally invasive techniques and are therefore clinically effective, gentle on the patient and cost-effective. Clinical solutions include among others Leksell Gamma Knife® for non-invasive treatment of brain disorders and Elekta Synergy® for image guided radiation therapy (IGRT). Following the acquisition of IMPAC Medical Systems Inc. in April 2005, the Elekta Group is the world’s largest supplier of oncology software.
Elekta’s systems and solutions are used at over 4,000 hospitals around the world to treat cancer and manage clinical operations as well as to diagnose and treat brain disorders, including tumors, vascular malformations and functional disorders.
With approximately 2,000 employees, Elekta’s corporate headquarter is located in Stockholm, Sweden. For more information about Elekta, please visit www.elekta.com.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century (OR21®) concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron-250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA. For more information about AMS, please visit www.ashs.com.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Form 10-Q for the three months ended March 31, 2006 and June 30, 2006, and the definitive Proxy Statement for the Annual Meeting of Shareholders on June 28, 2006.

Contacts:	American Shared Hospital Services: Company Contact: Ernest A. Bates, M.D., (415) 788-5300 Chairman and Chief Executive Officer e.bates@ashs.com

Media/investor contact: Neil Berkman, (310) 826-5051 President Berkman Associates info@berkmanassociates.com

Elekta AB: Peter Ejemyr Group VP Corporate Communications, Elekta AB, +46 733 611 000 peter.ejemyr@elekta.com